Exhibit 99.1

Saks Incorporated (ticker: SKS, exchange: New York Stock Exchange)

News Release – 11/04/03 Saks Commences Exchange Offer For 8-1/4% Notes Due 2008

BIRMINGHAM, Ala., Nov. 4, 2003 (BUSINESS WIRE) — Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that it intends to make an exchange offer relating to the $451,550,000 outstanding principal balance of its 8-1/4% Notes due 2008.

In the exchange offer, Saks is offering to exchange $333 in cash (including a $20 consent payment) and $797 in principal amount of 7% Notes due 2013 for each $1,000 principal amount of the 2008 notes. In conjunction with the exchange offer, Saks is also soliciting consents to a proposed amendment to the indenture governing the 2008 notes. Each holder of 2008 notes that gives a valid consent on or prior to the consent payment deadline, November 18, 2003, unless extended, and does not withdraw such holder’s 2008 notes tendered in the exchange offer, will receive the $20 consent payment for each $1,000 principal amount of 2008 notes with respect to which a consent is given. Holders that tender their 2008 notes will be required to consent to the proposed amendment.

The exchange offer will be subject to customary conditions including the receipt of more than $225,775,000 in aggregate principal amount of the 2008 notes. The proposed amendment will require the receipt of consent from a majority in aggregate principal amount of the 2008 notes.

The exchange offer will terminate at 5:00 p.m. on December 3, 2003, unless extended. Tenders of the 2008 notes may be withdrawn at any time prior to 5:00 p.m. on November 20, 2003, unless extended.

The offering of the 2013 notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The 2013 notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the 2013 notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the 2013 notes.

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th Stores. The Company also operates its Saks Department Store Group (SDSG) with 243 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 16 Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful implementation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company’s Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any future disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

FOR DETAILED INFORMATION, PLEASE CONTACT:

Saks Incorporated, Birmingham

C. Wes Burton, Jr. (tel.: 205-940-4795)